SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  August 25, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On August 25, 2003, LCA-Vision Inc. issued a press release announcing that it has signed an agreement with the OptiCare Eye Health Network.

Item 7.  Financial Statements and Exhibits

(c)

Exhibits.

99.1 Press Release dated August 25, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 8/25/03	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT 99.1

Contact:

Stephen Joffe

Chairman and CEO

LCA-Vision Inc.

(513) 792-9292

LCA-VISION/LASIKPLUS SIGNS AGREEMENT WITH OPTICARE MANAGED VISION UNIT

Provides Members Immediate Access to Laser Vision Correction Services

CINCINNATI, August 25, 2003 -- LCA-Vision Inc. (NASDAQ NM:LCAV), a leading national provider of laser vision correction services under the LasikPlus brand, today announced it has signed an agreement with the OptiCare Eye Health Network.  The agreement provides OptiCare’s two million covered benefit lives with immediate access to LCA-Vision's National Lasik Network at affordable pricing.

The OptiCare Eye Health Network, based in Rocky Mount, North Carolina, is a unit of OptiCare Health Systems, Inc. (AMEX: OPT), an integrated eye care services company providing vision benefits management services to a broad range of health plans, employer groups, and trade associations across the country.

Commenting on the OptiCare contract, LCA-Vision Chairman and CEO Stephen Joffe said:  "This is an important milestone for LCA-Vision/LasikPlus, adding another significant block of new potential patients, many of whom have already expressed a desire for laser vision correction, to the large base of managed care patients we already serve."

LCA-Vision/LasikPlus, Mr. Joffe noted, currently has agreements in place with leading vision managed care companies covering approximately 100 million lives.

Jason Harrold, president of Managed Vision, OptiCare Eye Health Network, added:  "Demand from our members for laser vision correction services is high and continues to grow steadily.  We're delighted to be able to make this popular procedure available from such a highly experienced and respected provider in the sector.  LCA-Vision's state-of-the-art technology, seasoned eye surgeons and impressive success rate, coupled with the special pricing, should prove to be an extremely attractive option for our members."

-more-

Mr. Joffe pointed out that the OptiCare contract is another powerful plus in what is shaping up to be  a strong year for LCA-Vision/LasikPlus, driven by strong revenues and earnings, and the recently-announced availability of the ground-breaking new custom procedure in all LasikPlus markets.  He added: "It reinforces our recent decision to raise our 2003 earnings guidance to 45-to-50 cents a diluted share."

LCA-Vision owns and operates 33 LasikPlus facilities in the U.S., plus two centers in Canada and a joint venture in Europe.  The company also manages the National Lasik Network providing laser vision correction services geographically covering approximately 94 percent of the nation’s population.

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